Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 6, 2004 (except for the section of Note 1 under Merger, Private Placement of Common Stock and Other Related Transactions, and the first paragraph of Note 2, as to which the date is December 27, 2004) in the Registration Statement (Amendment No. 1 to Form SB-2, Reg. No. 333-121738) and the related Prospectus of Dyadic International, Inc. for the registration of 28,369,878 shares of its common stock.

                                       /s/ Ernst & Young LLP
                                       Certified Public Accountants

Fort Lauderdale, Florida
January 21, 2005